Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Richard Current

Neogen VP & CFO

517/372-9200

Neogen acquires Kane Enterprises

LANSING, Mich., Aug. 27, 2007 — Neogen Corporation (NASDAQ: NEOG) has acquired Kane Enterprises, Inc., a leading manufacturer and marketer of animal health products.

Based in South Dakota, Kane Enterprises markets its products through a network of more than 200 distributors in the United States and Canada. Known for innovative products of exceptional quality, including its well-regarded AG-TEK® veterinary product line, Kane Enterprises recorded revenues of approximately $6 million in its most recently completed fiscal year (Sept. 2006). Terms of the acquisition included $5.8 million in cash, and a contingency should sales of the acquired products exceed a set level.

Kane’s operations will be relocated to and integrated with Neogen’s Lexington, Ky., facilities.

“We are pleased to add these products of such excellent reputation to Neogen’s offerings,” said Lon Bohannon, Neogen’s president. “The AG-TEK products are complementary and a nice fit with our vet instruments line that has been growing consistently in the 10-15% range for several years. The Kane purchase also provides Neogen with important synergistic sales opportunities within the dairy industry—a historically strong market segment for Kane.”

“We are very proud of the reputation Kane Enterprises has built in our 31 years of operation,” said Kevin Kane, Kane Enterprises’ president, who will join Neogen with the acquisition. “We are pleased to join forces with Neogen, and add our AG-TEK products to their excellent offering of superior animal safety solutions.”

Established in 1975, Kane Enterprises has grown into an international company with over 100 different products imported from eight countries and sold in over 12 countries. A few of its leading products include its AG-TEK veterinary obstetrical artificial insemination gloves, bovine hoofcare, and surgical supplies. For more information on Kane Enterprises, visit its Web site at www.ag-tek.com.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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